Exhibit 10.01

10 May 2024

Ondrej Vlcek EID: 304059

Dear Mr. Vlcek,

This Transition Agreement (Section 49 of Act No. 262/2006 of the Labor Code) (the "Agreement") sets forth the agreement between you and your employer Avast Software s.r.o. an affiliate of Gen Digital, Inc., seated at Prague 4, Pikrtova 1737/1a, Postal Code: 140 00, Czech Republic, Identification No.: 021 76 475, registered in the Commercial Register administered by the Municipal Court in Prague, in Part C, Insert 216540 ("Gen" or the "Company") regarding (i) the cessation of your employment as the President of Gen (ii) your continuing service as a Gen Board member, (iii) your new role as a consultant to Gen, and (iv) the benefits you will receive in exchange for your release of claims as described in this Agreement and your continued service in your roles as a Board member and consultant to Gen.
Gen and you agree as follows:

1.Departure Date. Your last working day and the cessation of your employment as the President of Gen will occur on 13 June 2024 (the "Departure Date"). Until the Departure Date, you will continue to receive your same base salary, in accordance with Gen's normal payroll practices and subject to customary and required withholdings and Gen's policies. You will also continue in Gen's benefits programs, subject to the terms and conditions of such programs through your Departure Date.

2.Payment of Wages or Other Money Due. Gen will pay you all accrued wages, salary, bonuses, accrued but unused vacation pay and any similar payment due and owing under all applicable laws ("Wages") through and including the Departure Date.
Your participation in the Executive Annual Incentive Plan (EAIP) will terminate in accordance with the terms and conditions of the EAIP. Although you are not eligible to receive a FY25 EAIP payment based on your Departure Date, as part of this Agreement, you are eligible to receive a FY24 EAIP payment derived from your EAIP target, as set forth in Section 3 below.
3.Additional Departure Consideration Amounts. In further consideration of this Agreement and subject to its terms and conditions, Gen shall pay you an amount which is equal to the actual FY24 company performance percentage of your FY24 Executive Annual Incentive Plan (EAIP) target.
The benefits set forth in Sections 2 and 3 (collectively, the "Transition Benefit") are conditioned upon you remaining employed by Gen through the Departure Date and will only be available to you after all of the following additional conditions are met: (1) your employment as the President of Gen has terminated; and (2) you have timely signed, dated, and returned this Agreement in accordance with its terms and Gen has received this Agreement bearing your signature.

Exhibit 10.01

All payment amounts included in the Transition Benefit shall be subject to applicable withholdings and deductions in accordance with all applicable laws.

4.Continuing Services.

For a period of one year following the Departure Date (the "Continuing Services Term"), you shall (i) continue to serve as a member of Gen's board of directors (the "Board Services"); provided that you are re-elected by the stockholders at the Company's annual meeting; and
(ii) provide consulting services, including matters related to innovation and technology, at the request of the Company (the "Consulting Services" and together with the Board Services, the "Continuing Services"). Company acknowledges and agrees that you are not obligated to incur any out-of-pocket or administrative expenses in connection with the performance of Consulting Services.
5.Compensation for Continuing Services and Treatment of Existing Equity Awards. As compensation for the Continuing Services described in Section 4 above:

a.Your existing time-based restricted stock units listed on Exhibit A will continue to vest in accordance with their applicable award agreements and Gen's 2013 Equity Incentive Plan, as amended, for the duration of the Continuing Services Term; provided, however, that all other tranches of the existing time-based restricted stock unit grants described in this subsection 5(a) and which will vest outside the Continuing Services Term shall be forfeited.

b.    Your time-based restricted stock units listed on Exhibit B, which were received as consideration from the Avast transaction, will continue to vest only if you hold these restricted stock units through November 1, 2025 (the "Holding Period") and continue to provide Board Services or Consulting Services to Gen through the Holding Period .
Additionally, you acknowledge and agree that (i) under the terms of the applicable plan, any performance-based restricted stock units awarded to you that remain unvested as of the Departure Date will be forfeited as of your Departure Date and (ii) you shall not receive any additional non-employee board member compensation in connection with your Board Services during the Continuing Services Term unless otherwise agreed to by the Board.

6.Taxes. Except as otherwise provided herein, you agree to be solely liable for any and all income taxes, employment taxes or other taxes or assessments owed by you in connection with any payment made or equity vested pursuant to this Agreement.
7.Employee Benefits. You shall be entitled to your rights under Gen's benefit plans as such plans, by their provisions, apply upon an employee's termination. Unless expressly provided to the contrary under the written terms of the benefit plans or this Agreement, all your benefits will terminate on the Departure Date.
8.Return of Company Property. By signing this Agreement, you hereby represent and warrant to Gen that you will return to Gen any and all property or data of Gen of any type whatsoever that may have been in your possession or control, including all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), and any

Exhibit 10.01
other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.
9.Corporate Expenses and Credit Card Balance. By signing this Agreement, you hereby represent and warrant to Gen that you have arranged for final settlement of any and all account balances on your Corporate Credit Card prior to your Departure Date. In the event this balance includes reimbursable business expenses, you agree to submit them for reimbursement prior to your Departure Date in accordance with Gen's Global Travel and Expense Reimbursement Policy. In the event this balance includes non-reimbursable expenses, you hereby agree to perform one of the following prior to your Departure Date: (a) sign an authorization form permitting Gen to deduct the balance from your final pay check and/or the Consideration Amounts listed above; (b) remit payment to Gen for the full balance; or (c) submit documentation showing that you have submitted payment for the full balance directly to American Express.

10.Confidential Information. You hereby acknowledge that you are bound by, and reaffirm your agreement to fully comply with, all legally enforceable provisions of any confidentiality agreements that you entered into with Gen and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference). You further acknowledge that as a result of your employment you have had access to Confidential Information (as defined in such agreement(s)), that you will hold all such Confidential Information in the strictest confidence, and that you may not make any use of such Confidential Information on behalf of yourself or any third party. By signing this Agreement, you further confirm that you have delivered to Gen all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.
11.Release and Waiver of All Claims. In consideration of the benefits provided in this Agreement, you release Gen, and any and all past, current and future parent, subsidiary, related and affiliated companies, predecessors and successors thereto, as well as their current or former officers, directors, shareholders, agents, employees, affiliates, representatives, attorneys, insurers, benefit plans, successors and assigns and all related entities ("Released Parties"), from any and all claims, liability, damages or causes of action whatsoever, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions on or before the date you sign this Agreement, other than those rights which as a matter of law cannot be waived.

a.Non disparagement. In consideration of the benefits provided in this Agreement, you agree that you will not, whether orally or in writing, make any disparaging statements or comments, about Gen or its products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. For purposes of this Agreement, the term "disparaging statements or comments" shall mean any negative or untrue statement about the Company's reputation.
b.Additional Terms

Exhibit 10.01
a.Legal and Equitable Remedies. You agree that Gen shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Gen may have at law or in equity for breach of this Agreement.

b.Non-Disclosure. You agree to keep the contents, terms and conditions of this Agreement confidential; provided, however that you may disclose this Agreement with your spouse, attorneys, and accountants, subject to their commitment to otherwise maintain the content, terms, and conditions of this Agreement in confidence. Any breach of this non disclosure paragraph is a material breach of this Agreement.

c.Cooperation with Gen. You agree to cooperate fully with Gen in connection with any and all existing or future litigation or investigations brought by or against Gen or any of its subsidiaries, affiliates, partners, directors, officers, agents or employees, whether administrative, civil or criminal in nature, in which and to the extent Gen deems your cooperation necessary.

d.No Admission of Liability. This Agreement is not, and the parties shall not represent or construe this Agreement, as an admission or evidence of any wrongdoing or liability on the part of Gen, its officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. Neither party shall attempt to admit this Agreement into evidence for any purpose in any proceeding except in a proceeding to construe or enforce the terms of this Agreement.

e.Entire Agreement. This Agreement constitutes the entire agreement between you and Gen with respect to its subject matter and supersedes all prior negotiations and agreements, whether written or oral, relating to its subject matter. You acknowledge that except for the promises in this Agreement neither Gen, nor its agents has made any promise, representation or warranty whatsoever for the purpose of inducing you to execute the Agreement. You acknowledge that you have executed this Agreement in reliance only upon the express terms and conditions stated in this Agreement.
1.Modification/Successors. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, and that is duly executed by you and• an authorized representative of Gen. This Agreement shall be binding upon your heirs, executors, administrators and other legal representatives and may be assigned and enforced by Gen, its successors and assigns.

2.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.

3.Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

Exhibit 10.01
4.Governing Law and Jurisdiction. This Agreement is governed by Czech law. The ordinary courts of the Czech Republic shall have the exclusive jurisdiction for all disputes arising out of or in connection with this Agreement.

5.Tax Consequences and Deferred Compensation. Neither the Company nor its counsel has made any representations regarding the taxability of the monetary consideration to be made by the Company pursuant to this Agreement. You understand and expressly agree that in the event any income or other taxes, including any interest and/or penalties, are determined to be owed by you on any portion of the payments made hereunder, you are solely responsible for the payment of such amounts, and you agree that you shall fully indemnify the Company for any taxes, penalties, interests, fees, costs and other damages incurred or paid by the Company related to the taxability of the payments made hereunder.

6.By signing below, you are agreeing to the terms and conditions in this Agreement. Please sign and return all the pages of this agreement to Kara Jordan at kara.jordan@gendigital.com. Please keep a copy for your own records.

Once this Agreement becomes effective, please allow up to three weeks for payment(s) referenced herein to be processed. If you were registered for direct deposit prior to the date of this Agreement, payment will be directly deposited, otherwise a check will be mailed to your home address listed in Workday at the time of your Departure Date.

Sign:	/s/ Ondrej Vlcek	Date:
Ondrej Vlcek

Sign:	/s/ Sameer Sood	Date:
Director
Avast Software s.r.o

Exhibit 10.01

EXHIBIT A

Grant Type	Grant Date	Vest Date During Continuing Services Term	Shares Vesting During Continuing Services Term
RSU	10/10/2022	10/1/2024	42,915
RSU	5/10/2023	5/1/2025	45,213

Exhibit 10.01
EXHIBIT B

Grant Type	Grant Date	Vest Date	Shares Vesting
RSU	11/10/2022	11/1/2025	139,808